EXHBIT 99.4

Donald A. Kurz
c/o Insight Creative Solutions, Inc.
6885 Santa Monica Boulevard
Hollywood, CA 90038

January 31, 2006

By Telecopier at (323)930-8346 and Federal Express

Teresa L. Tormey
Secretary
EMAK Worldwide, Inc.
6330 San Vicente Boulevard
Los Angeles, CA 90048

Re:  Notice to the Secretary of Intention to Nominate Persons for Election as
Directors at the 2006 Annual Meeting of Stockholders of EMAK Worldwide, Inc.

Dear Ms. Tormey:

I, Donald A. Kurz, pursuant to Section 2.12 of Article II of the amended and restated bylaws (the “Bylaws”) of EMAK Worldwide, Inc., a Delaware corporation (the “Company”), hereby notify you that I intend to nominate six persons as Common Directors (as that term is defined in the Company’s 2005 Proxy Statement) for election to the Board of Directors of the Company (the “Board”) at the 2006 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the exhibits, schedule and annex hereto, as well as the documents incorporated by reference herein, are collectively referred to as the “Notice.” The persons I intend to nominate for election to the Board at the Annual Meeting are William J. Fox, George L. Jones, Phillip S. Kleweno, Mitchell H. Kurz, Douglas E. Johnston, Jr. and myself (each a “Nominee” and collectively, the “Nominees”). I believe that the Board is currently composed of seven members, consisting of one Series AA Director (as that term is defined in the Company’s 2005 Proxy Statement) and six Common Directors. To the extent that the Company might purport to increase the size of the Board and/or the number of Common Directors, I reserve the right to nominate additional nominees for election to the Board at the Annual Meeting. Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to increase the size of the Board and/or the number of Common Directors was valid under the circumstances.

Pursuant to Section 2.12 of Article II of the Bylaws, the undersigned hereby sets forth the following:

(a)	The stockholder giving this Notice and intending to make the nominations set forth herein is Donald A. Kurz.

(b)	My name and address, as I believe they appear on the Company’s books, are Donald A. Kurz, 9785 Drake Lane, Beverly Hills, CA 90210.

(c)
I am the beneficial owner of 1,695,042 shares of the Company’s common stock, par value $0.001 per share ( “Common Stock”), 1,505,589 shares of which are held of record. For certain information regarding transactions in securities of the Company during the past two years, see Schedule A hereto.

(d)	I am a holder of record of Common Stock entitled to vote at the Annual Meeting and intend to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

(e)
I have filed a Schedule 13D with respect to the Common Stock. Reference is made to such Schedule 13D initially filed on April 6, 2000, as it has been and may be amended from time to time (the “Schedule 13D”), as filed and to be filed with the Securities and Exchange Commission (the “SEC”). All information contained in the Schedule 13D is deemed incorporated herein by reference (without conceding that any such information is required to be disclosed in this Notice).

(f)
I have entered into agreements with each of the Nominees pursuant to which, among other things, they will be indemnified against certain potential liabilities that might arise in connection with their being named as director nominees and related matters.

(g)
I am a party to an advisory agreement (the “Advisory Agreement”) with Barington Capital Group, L.P. (“Barington”), pursuant to which Barington has agreed to provide me and Insight Creative Solutions, Inc., a California corporation that I control (“Insight”), advisory services in connection with any solicitation of proxies or written consents by me or Insight for the election of a slate of nominees to the board of directors of the Company.

(h)	Information regarding each Nominee required to be disclosed pursuant to Section 2.12 of Article II of the Bylaws is set forth in Exhibits A through F and Schedule A hereto.

(i)
Pursuant to Section 2.12 of Article II of the Bylaws, each Nominee’s written consent to his nomination, to being named as a nominee in any proxy statement I file and to serving as a director of the Company if elected is included as Annex A hereto.

In addition to the foregoing, certain information regarding the qualifications of each Nominee responsive to the criteria and attributes said to be considerations for the Company’s Corporate Governance/Nominating Committee as described in the Company’s 2005 definitive proxy statement is set forth in Exhibits A through F hereto (without conceding that any such information is required to be disclosed in this Notice). I expect that, if elected, each Nominee is prepared to commit sufficient time to attend to his duties and responsibilities as a member of the Board.

Except to the extent set forth in this Notice, as of the date hereof: (i) no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years; (ii) no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and no associate of any Nominee beneficially owns, directly or indirectly, any securities of the Company; (iii) no Nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (iv) there is no transaction, or series of similar transactions, since December 31, 2004, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to

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be a party, in which the amount involved exceeds $60,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee, had, or will have, a direct or indirect material interest; (v) since December 31, 2004, no Nominee has been indebted to the Company or any of its subsidiaries; (vi) no Nominee or associate of any Nominee has any arrangement or understanding with any person with respect to: (a) any future employment with the Company or its affiliates (except in the capacity as a director); or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (vii) other than fees paid to outside directors that are consistent with the Company’s past practice, no Nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except his interest in being nominated and elected as a director.

I expect that each Nominee will furnish such other information with respect to such Nominee as the Company may reasonably require to determine the eligibility of such Nominee to serve as a director of the Company (without conceding the validity of any such requirement or request for additional information).

I trust that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify me in writing immediately of such alleged deficiencies. I reserve the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. I also reserve the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s stockholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies I may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) I select.

I trust that the Board will recognize the interests of all stockholders in the timely scheduling of the Annual Meeting and hold the Annual Meeting as promptly as possible and, in any event, no later than the anniversary of the Company’s 2005 Annual Meeting, and will not impose on the Company and its stockholders the expense and other consequences of an attempt to delay the Annual Meeting or the need for action by a court to compel an annual meeting in accordance with Delaware law. The delivery of this Notice shall not be deemed to limit in any respect any of my rights as a stockholder of the Company, including, without limitation, under the Bylaws.

[The next page is the signature page]

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Please address any correspondence or questions to Donald A. Kurz, telephone (323) 337-0321, facsimile (323) 337-0322 (with a copy to my counsel, Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, Attention: Kenneth A. Lefkowitz, Esq., telephone (212) 837-6000, facsimile (212) 422-4726). The giving of this Notice is not an admission that the procedures for Notice contained in the Bylaws are legal, valid or binding, and I reserve the right to challenge any such procedures or their application in whole or in part.

Very truly yours,

/s/ Donald A. Kurz
Donald A. Kurz

cc:   EMAK Worldwide, Inc.
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
Attention: Secretary

Stephen Robeck
Chairman of the Board
EMAK Worldwide, Inc.
6330 San Vicente Boulevard
Los Angeles, CA 90048

Jim Holbrook
Chief Executive Officer
EMAK Worldwide, Inc.
6330 San Vicente Boulevard
Los Angeles, CA 90048

Kenneth A. Lefkowitz, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004

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EXHIBIT A

Nominee Information for William J. Fox

Mr. Fox, 49, has been the President and Chief Executive Officer of L Q Corporation, Inc. (OTCBB:LQCI), a publicly traded corporation engaged in the professional security, compliance, advisory and investigatory business, since October 2004 and as a director of that company since April 2003. Mr. Fox was Chairman, President and Chief Executive Officer of AKI Inc. and President and CEO of AKI Holdings, Inc. (d/b/a Arcade Marketing), an international specialty marketing services business, from February 1999 until October 2004. From September 1991 until January 1999, Mr. Fox was an executive of Revlon Inc. (NYSE:REV) and of Revlon Consumer Products Corporation (“RCPC”), holding various positions, including Senior Executive Vice President of Revlon, Inc., President of Strategic and Corporate Development, Revlon Worldwide, Chief Executive Officer of Revlon Technologies, and, until December 1997, was Chief Financial Officer of Revlon, Inc. Mr. Fox was concurrently a Senior Vice President of MacAndrews & Forbes Holdings Inc. (“MacAndrews”). Mr. Fox was a director of Revlon Inc. and RCPC from 1994 until April 1999. At various times, beginning in April 1983, Mr. Fox was also an executive officer of several affiliates of MacAndrews and Revlon, including Technicolor Inc., The Coleman Company, New World Entertainment, Brooks Drug Stores and Revlon Group Incorporated. Mr. Fox also served as a director and non-executive Co-Chairman of Loehmann’s Holdings Inc. from October 2000 until October 2004. Mr. Fox has served as the President, Chief Executive Officer and a director of Dynabazaar, Inc. (OTCBB:FAIM), a publicly traded corporation that was formerly an online auction and promotions technology service provider, since December 2004 and has served as a director of Nephros, Inc. (AMEX:NEP), a medical device company, since September 2004. In addition, he has been the Vice Chairman of Barington Capital Group, L.P., an investment company, and certain of its affiliates since October 2004. He is a certified public accountant. Mr. Fox received a BBA and an MBA from Pace University.

Mr. Fox does not own, directly or indirectly, beneficially or of record, any shares of Common Stock.

Business Address:

William J. Fox
c/o Barington Capital Group, L.P.
888 Seventh Avenue, 17th Floor
New York, NY 10019

EXHIBIT B

Nominee Information for George L. Jones

Mr. Jones, 55, was most recently President and CEO of Saks Department Store Group, a division of Saks Incorporated (NYSE: SKS), overseeing the company’s 240 traditional department stores which operate in 24 states under eight nameplates, including Carson Pirie Scott, Younkers, Bergner’s, Boston Store, Herberger’s, Proffitt’s, McRae’s and Parisian. Mr. Jones resigned his position in September 2005 following the company’s decision to sell its traditional department store divisions. Prior to joining Saks Incorporated in March 2001, Mr. Jones was with Warner Bros. from August 1994 until February 2001 where he was President of Worldwide Licensing and Retail, responsible for a global business with operations in 23 countries and annual retail sales of over $7 billion. In addition to the company’s core licensing, retail, and promotion activities, his responsibilities also encompassed overseeing a variety of other businesses including Warner Bros. Worldwide Publishing, Kids WB Music, Warner Bros. Interactive Entertainment and WB Sport. Prior to joining Warner Bros. in 1994, Mr. Jones worked his way through the retail hierarchy, advancing through the management ranks of several companies, including Dillards Department Stores, Dayton Hudson Department Stores, and eventually Target Stores, where he rose to become Executive Vice President. Subsequently, he served as President and CEO of Rose’s Stores.  Mr. Jones previously served as a director of Guitar Center, Inc. (NASDAQ: GTRC) from 2004 until 2005, Liz Claiborne, Inc. (NYSE: LIZ) from 1997 until 2001 and Saks Incorporated from 2001 until 2005. He has served on the board of the Sidewalk Film Festival since 2004 and the Autism Society of Alabama since 2002. He also served on the board of the United Way of Central Alabama from 2002 until 2005, the Birmingham Area Chamber of Commerce from 2001 until 2005 and Kids in Distressed Situations, or K.I.D.S., from 1998 until 2005. Mr. Jones received a BA from Henderson University.

Mr. Jones does not own, directly or indirectly, beneficially or of record, any shares of Common Stock.

Business Address:

George L. Jones
4005 Kings Circle
Birmingham, AL 35242

EXHIBIT C

Nominee Information for Phillip S. Kleweno

Mr. Kleweno, 44, is president of Teleflora, a leading flower product and service company. He joined the Los Angeles-based Teleflora in June 2004. From May 2001 until April 2003, Mr. Kleweno was president of Princess Cruises, one of the world’s premiere cruise lines, which was acquired by Carnival Cruises in 2003. Before serving at Princess Cruises, Mr. Kleweno was until May 2001 a senior partner at Bain & Company, a strategy consulting firm. He was on the founding management team of Bain & Company’s Los Angeles office. During more than 10 years at Bain, Mr. Kleweno also served at the firm’s Boston, London, San Francisco and Moscow offices. He specialized in corporate and organizational strategy, operations, marketing, and sales. Earlier in his career, from 1983 until 1985, he worked at Honeywell Inc. as a financial analyst. Mr. Kleweno received an MBA from Harvard Business School and a BS in finance from Arizona State University.

Mr. Kleweno does not own, directly or indirectly, beneficially or of record, any shares of Common Stock.

Business Address:

Phillip S. Kleweno
c/o Teleflora
11444 W. Olympic Boulevard
Los Angeles, CA 90064

EXHIBIT D

Nominee Information for Mitchell H. Kurz

Mr. Kurz, 54, has been a middle school math teacher for the New York City Department of Education since December 2001. From January 1999 until December 2001, Mr. Kurz was the Chairman and Chief Executive Officer of Kurz & Friends, a business strategy consulting firm located in Norwalk, CT. From 1999 until 2003, Mr. Kurz served on the Board of Directors of EMAK Worldwide, Inc. (NASDAQ: EMAK). From 1975 until 1998, Mr. Kurz worked for Young & Rubicam, Inc., from which he retired as Vice Chairman in charge of its top 40 client relationships, comprising approximately 65% of the firm’s profits. In 1997, Mr. Kurz was named President and Chief Operating Officer of the Y&R/Wunderman Partnership, overseeing its worldwide operations and 14,000 employees. From 1993 until 1997, Mr. Kurz was Chairman of Wunderman Cato Johnson Worldwide, a data-based marketing and promotion agency; he served as CEO of the firm’s flagship New York office from 1990 until 1992. From 1987 until 1990, Mr. Kurz served as the chief marketing officer of Young and Rubicam Inc., where he oversaw the firm’s business development and mergers and acquisitions initiatives. From 1975 until 1987, Mr. Kurz served as an account management officer for Y&R Advertising, rising to the position of Executive Vice President, World Wide Account Management Director. Mr. Kurz received a BA in Economics from Dartmouth College and an MBA from Harvard Business School. In 2005, Mr. Kurz received an M.Ed in Mathematics from the City University of New York. Mr. Kurz serves as Treasurer and a Director of The Harlem Children’s Zone and was a trustee of Teach For America from 1996 until 2005. He has helped found three charter schools in New York City.

Mr. Kurz is the brother of Donald A. Kurz.

Mr. Kurz owns, directly or indirectly, beneficially or of record, 137,600 shares of Common Stock. Additionally, Mr. Kurz has two sons who own an aggregate of 2,000 shares of Common Stock.

Business Address:

Mitchell H. Kurz
176 East 71st Street, # 15 F
New York, NY 10021

EXHIBIT E

Nominee Information for Douglas E. Johnston, Jr.

Mr. Johnston, 49, joined SCI Real Estate Investments, LLC, a principal and buyer of Class-A retail shopping centers and multifamily properties nationwide, as Chief Executive Officer in January 2005. From October 1997 until May 2004, he served as Executive Vice President of Finance & Administration for Platinum Equity, LLC, a firm that specializes in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of markets, including information technology, software, telecommunications, logistics, manufacturing and entertainment distribution. During his tenure at Platinum, the company acquired over 40 individual companies and grew from a start-up with only eight employees to more than 32,000 global employees and over $5.5 billion in revenues. Mr. Johnston began his career with Wachovia Bank & Trust at their Winston-Salem headquarters, later advancing to its International and National Accounts departments. Mr. Johnston received a BS from Washington and Lee University.

Mr. Johnston does not own, directly or indirectly, beneficially or of record, any shares of Common Stock.

Business Address:

Douglas E. Johnston, Jr.
c/o SCI Real Estate Investments, LLC
11620 Wilshire Blvd, Ste.300
Los Angeles, CA 90025

EXHIBIT F

Nominee Information for Donald A. Kurz

Mr. Kurz, 50, is currently the President and owner of Insight Creative Solutions, Inc. (“Insight”), a provider of general management consulting services to senior management. Prior to the formation of Insight in July 2005, he was employed by EMAK Worldwide, Inc. (formerly Equity Marketing, Inc.) (NASDAQ: EMAK). EMAK is a leading global, diversified marketing services company headquartered in Los Angeles, with offices in the U.S., Europe and Asia. From 1990 until 1991, Mr. Kurz was the Company’s Executive Vice President and a Director; from 1991 until 1998, he was its President and Co-Chief Executive Officer; from 1999 until February 2005, he was its Chairman and Chief Executive Officer; and from March 2005 until May 2005 (when the roles of Chairman and Chief Executive Officer were split), he was its President and Chief Executive Officer. Mr. Kurz was on the board of directors of EMAK Worldwide, Inc. from 1990 until August 2005, at which time he voluntarily resigned from the board. From 1983 until 1990, he was employed by the management consulting firm Towers Perrin. Mr. Kurz was elected a Principal of Towers Perrin in 1986 and Vice President (senior partner) in 1989. From 1981 until 1983, he was employed as a strategy consultant by Coopers and Lybrand in New York. From 1979 until 1981, he was employed by J.C. Penney Company in New York, rising to the position of Assistant to the Executive Committee before departing for Coopers and Lybrand. Mr. Kurz is currently a member of the Board of Trustees of The Johns Hopkins University and its various member institutions, where he sits on the Finance Committee. He has served as an adjunct professor or guest lecturer on various topics at Johns Hopkins, Columbia University Graduate School of Business, the Andersen School of Management at UCLA and the Young Presidents Organization. He is currently active as a donor, fundraiser and guest teacher with Teach For America and has been active for the past several years as a significant donor and advisor to Project Angel Food in Los Angeles. Mr. Kurz received an MBA from Columbia University Graduate School of Business and a BA from The Johns Hopkins University.

On May 18, 2005, in connection with the resignation of Mr. Kurz from the Company, he and the Company entered into a separation agreement and mutual release. The material terms of the separation agreement and mutual release include continued payment of his then current base compensation of $635,000 per annum through December 31, 2006, continuation of substantially all of his current health and welfare benefits and perquisites through December 31, 2006 and a one-time payment of $100,000 upon signing. Mr. Kurz is bound by certain restrictive covenants through December 31, 2006. The description of the separation agreement and mutual release included in the current report on Form 8-K dated (date of earliest event reported) May 13, 2005, as filed by the Company with the SEC on May 19, 2005 is incorporated herein by reference (without conceding that any such information is required to be disclosed in this Notice).

Subject to approval by the Board following the election of the Nominees, Mr. Kurz expects that he would serve as the Company’s Chairman and Chief Executive Officer and would enter into a customary employment agreement with the Company without duplication of amounts he is already owed by the Company.

Business Address:

Donald A. Kurz
c/o Insight Creative Solutions, Inc.
6855 Santa Monica Boulevard
Hollywood, CA 90038

Mr. Kurz may be deemed to own, directly or indirectly, beneficially 1,695,042 shares of Common Stock, 1,505,589 shares of which are held of record.

SCHEDULE A

TRANSACTIONS IN SECURITIES OF EMAK WORLDWIDE, INC.
DURING THE PAST TWO YEARS

Name	Date	Number of Shares Acquired or (Disposed of)	Notes
Donald A. Kurz	4/1/04	50,000	(a)
	11/30/04	(1,268)	(b)
	12/27/04	(11,229)	(b)
	1/14/05	(8,754)	(b)
	2/9/05	(1,000)	(b)
	4/28/05	16,700	(c)
	6/9/05	(3,000)	(b)
	9/23/05	(591)	(b)
	12/14/05	(1,816)	(b)
Mitchell H. Kurz	2/25/04	(2,000)	(d)
	3/24/04	(2,000)	(d)

__________
(a)	Grant of options.
(a)	Gift.
(a)	Grant of restricted stock units.
(a)	Open market transaction.